Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Michael Kodesch, Director, Investor Relations
(617) 796-8234
www.fivestarseniorliving.com

Five Star Senior Living Inc. Stockholders Approve Issuance of Stock to

Senior Housing Properties Trust and Its Shareholders Effective January 1, 2020

Five Star Obtains New $65 Million Senior Secured Credit Facility

Announces Intention to Effect One-for-10 Reverse Stock Split on September 30, 2019

Newton, MA (June 12, 2019):  Five Star Senior Living Inc. (Nasdaq: FVE) today announced the results of its 2019 Annual Meeting of Stockholders held yesterday where, among other things, 83.9% of the shares voted were in favor of issuing Five Star common stock to Senior Housing Properties Trust (Nasdaq: SNH) and SNH’s shareholders, in satisfaction of the condition to restructuring Five Star’s business arrangements with SNH, as previously announced.  Additional results from the annual meeting are outlined below in this news release.

Katherine Potter, Five Star’s President and Chief Executive Officer made the following statement:

“With yesterday’s vote, we reached an important milestone in completing our transaction with SNH and, when taken in combination with the new $65 million credit facility announced today, we believe these actions further solidify Five Star’s long-term financial outlook.”

“Our plan to complete a one-for-10 reverse stock split is designed to bring Five Star into compliance with Nasdaq listing standards, while allowing Five Star to target a broader group of investors, reduce trading costs for investors and lower administrative costs for the company.”

As previously announced, pursuant to the transaction agreement regarding the restructuring of Five Star’s business arrangements with SNH, effective January 1, 2020, the existing five master leases of 184 senior living communities (19,979 living units) that are leased to Five Star from SNH as well as the existing management agreements and pooling agreements with SNH affecting 77 communities (10,135 living units) will be terminated and replaced with new management agreements for all 261 senior living communities owned by SNH and operated by Five Star.  Simultaneous with the conversion, Five Star will issue common stock to SNH and SNH’s shareholders such that their ownership of Five Star will be equal to approximately 34% and 51%, respectively, post issuance.  At the same time, SNH will reduce Five Star’s indebtedness, if any, under the $25 million short term credit facility provided by SNH to Five Star in connection with the restructuring transaction, will assume certain of Five Star’s liabilities associated with the converted communities, or make a cash payment to Five Star, all of which, in aggregate, will total $75 million.  There are currently no amounts outstanding under the SNH credit facility.

Credit Facility

In addition, today Five Star announced it has reached agreement on a new $65 million senior secured credit facility.  The maturity date of the facility is June 12, 2021, which can be extended for a one-year period subject to certain conditions, including the payment of an extension fee.  The facility permits Five Star to elect Eurodollar rate advances, which accrue interest at LIBOR plus 250 basis points, or base rate advances, which accrue interest at a base rate plus 150 basis points.  In addition, in certain circumstances, maximum commitments and borrowings under the facility may be increased to up to $165 million.

Citibank, N.A., and RBC Capital Markets are the Joint Lead Arrangers and Joint Lead Bookrunners for the credit facility.  Banks participating in the credit facility are as follows:

Institution	Facility Title
Citibank, N.A.	Administrative Agent
RBC Capital Markets	Syndication Agent
Wells Fargo Bank, National Association	Documentation Agent
PNC Bank, National Association	Lender
UBS AG, Stamford Branch, LLC	Lender

Reverse Stock Split

Five Star also announced its intention to effect a reverse stock split of its issued and outstanding common stock at a ratio of one-for-10.  The reverse stock split is currently expected to take effect at approximately 5:00 p.m. Eastern Time on September 30, 2019 (the “Effective Time”).

Accordingly, if the reverse stock split is completed at the Effective Time, every 10 issued and outstanding shares of our common stock would be converted into one share of common stock.  As a result of the reverse stock split, it is expected that the number of outstanding shares of common stock will be reduced from 50,878,492 to 5,087,849 shares.  No fractional shares will be issued in connection with the reverse share split.  Instead, each stockholder that would otherwise be entitled to receive a fractional share will instead be entitled to receive, in lieu of such fractional share, cash in an amount equal to the relevant percentage of the product of a fraction of a share, multiplied by the closing price per share of our common shares, on a split-adjusted basis, as reported by Nasdaq on September 30, 2019.  It is expected that the reverse stock split will bring Five Star in compliance with Nasdaq listing standards.

Additional Annual Meeting Results

Additional results from Five Star’s 2019 Annual Meeting of Shareholders were as follows:

Bruce M. Gans, M.D.  was re-elected as an Independent Director in Group III.  The final tabulation of the percentage of votes cast for this Independent Director is as follows:

Independent Director	Percentage of Shares Voted For
Bruce M. Gans, M.D.	74.5%

Stockholders ratified the appointment of RSM US LLP as Five Star’s independent registered public accounting firm to serve for the 2019 fiscal year.

Proposal	Percentage of Shares Voted For
Ratification of Independent Auditors	94.1%

Five Star Senior Living Inc. is a senior living company that owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S.  Five Star is headquartered in Newton, Massachusetts.

Warning Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws.  Also, whenever Five Star uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, Five Star is making forward-looking statements.  These forward-looking statements are based upon Five Star’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by Five Star’s forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Five Star’s control. For example:

•                  Ms. Potter’s statement in this press release that an important milestone in completing the previously announced transaction between Five Star and SNH has been reached as a result of the Five Star stockholder approval of the share issuances to SNH and SNH’s shareholders may imply that the transaction will be completed.  Pursuant to the terms of the transaction agreement, the restructuring transactions are not expected to be effective until January 1, 2020 and remain subject to the satisfaction of other conditions, including certain regulatory approvals.  Five Star cannot be sure that any or all of those conditions will be satisfied.  Accordingly, the restructuring transactions may not become effective as of January 1, 2020, or at all, or the terms of the transactions may change;

•                  The issuances of the shares of Five Star common stock to SNH and SNH’s shareholders will require the effectiveness of a registration statement on Form S-1 to be filed by Five Star with the Securities and Exchange Commission, or SEC, to register the shares of Five Star common stock to be issued.  The process of preparing the registration statement is time consuming and the time before the SEC declares the registration statement effective, if at all, is beyond Five Star’s control.  Accordingly, Five Star cannot be sure that the transaction agreement and the restructuring transactions will be completed within a specified time period or at all;

•                  This press release states that the actions and events announced in this press release further solidify Five Star’s long-term financial outlook.  These statements may imply that Five Star will operate profitably in future periods and have adequate financial resources to fund its operations and pursue its business strategies and initiatives.  However, Five Star’s business is subject to various risks, including risks outside Five Star’s control, and Five Star may not operate profitably in the future or have adequate financial resources to fund its operations and pursue its business strategies and initiatives.

•                  The amount of available borrowings under Five Star’s new senior secured credit facility is subject to Five Star having qualified collateral, which is primarily based on the value of the assets securing Five Star’s obligations under the credit facility.  Accordingly, the availability of borrowings under the credit facility at any time may be less than $65 million.  Also, the availability of borrowings under the credit facility is subject to Five Star satisfying certain financial covenants and other conditions that it may be unable to satisfy;

•                  Actual costs under Five Star’s new senior secured credit facility will be higher than the base rate plus the applicable margin because of other fees and expenses associated with the credit facility;

•                  Five Star’s option to extend the maturity date of its new senior secured credit facility for one, one year period is subject to Five Star’s payment of extension fees and meeting other conditions which may not be met;

•                  Five Star’s ability to increase the maximum commitments and borrowings under its new senior secured credit facility is subject to Five Star obtaining additional commitments from lenders, which may not occur;

•                  This press release states that there are currently no amounts outstanding under Five Star’s short term credit facility with SNH, which may imply that there will continue to be no amounts outstanding under this credit facility, including if and when the shares of Five Star common stock are issued to SNH and SNH’s shareholders pursuant to the transaction agreement between Five Star and SNH.  Five Star cannot be sure that there will continue to be no amounts outstanding under this credit facility or, as noted above, that the restructuring transactions will become effective as of January 1, 2020, or at all, including any reduction of Five Star’s indebtedness, if any, under the credit facility with SNH at such time;

•                  Five Star currently expects to effect a one-for-10 reverse stock split on September 30, 2019.  However, this reverse stock split is subject to Five Star’s Board of Directors taking action to cause this reverse stock split to occur, and Five Star is not obligated to effect this reverse stock split; as a result, this reverse stock split may not occur, may be delayed or accelerated, or its terms may change.  Further, the benefits that Five Star expects may be achieved from the reverse stock split, if it occurs, may not be realized, including Five Star regaining and maintaining compliance with Nasdaq listing standards; if Five Star fails to regain and maintain compliance with Nasdaq listing standards, Nasdaq may initiate proceedings to delist Five Star’s common shares from Nasdaq.  In addition, the number of shares that Five Star estimates in this press release would be outstanding following the reverse stock split is based on the number of shares currently outstanding and does not give effect to cash paid in lieu of fractional shares; as a result, the number of Five Star common shares that will be outstanding following the reverse stock split, if it occurs, will likely differ from the estimated amount noted in this press release.

The information contained in Five Star’s filings with the SEC, including under “Risk Factors” in Five Star’s periodic reports, or incorporated therein, identifies other important factors that could cause Five Star’s actual results to differ materially from those stated in or implied by Five Star’s forward-looking statements.  Five Star’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, Five Star does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

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